Exhibit 99.1

Tesoro Corporation Announces Third Quarter 2009 Results and 2010 Capital Budget

SAN ANTONIO--(BUSINESS WIRE)--November 9, 2009--Tesoro Corporation (NYSE:TSO) today reported third quarter 2009 net earnings of $33 million, or $0.24 per diluted share compared to net earnings of $259 million, or $1.86 per diluted share for the third quarter of 2008. For the nine months ended September 30, 2009, net income was $39 million, or $0.28 per diluted share, versus $181 million, or $1.30 per diluted share for the nine months ended September 30, 2008.

Third quarter segment operating income was $137 million compared to $510 million in the third quarter of 2008 as a result of lower gross margins.

The Company’s realized gross margin of $9.59 per barrel (/bbl) decreased by $7.10/bbl from a year ago, primarily as a result of lower margins for distillates and narrowing differentials for heavy crudes. West Coast diesel margins averaged less than $10/bbl, down from over $24/bbl in the third quarter a year ago. Discounts for heavy crudes weakened in the third quarter as spot prices for Oriente crude traded at less than $7/bbl below Alaska North Slope crude (ANS) versus more than $13/bbl a year ago. West Coast spot gasoline prices, which traded $12/bbl above ANS in the third quarter last year, increased to over $17/bbl during the quarter. In light of the relative strength in gasoline margins, the Company shifted 6% production into the gasoline pool versus a year ago.

Total system throughput for the third quarter was 564 thousand barrels per day (mbpd), down 9% from the 2008 third quarter. The Company continues to target throughput and inventory levels to meet product demand in our markets.

The retail marketing business recorded $53 million in operating income, versus $34 million a year ago. The 2008 results included a write down and other expenses associated with the closing of certain retail sites. The Company’s fuel gross margins in the quarter averaged $0.28 cents per gallon (cpg), slightly down from $0.30cpg a year ago. Operating costs in the retail segment were lower by $7 million versus the third quarter last year due to lower credit card fees associated with lower fuel prices, as well as lower employee costs.

Refining direct manufacturing costs before depreciation and amortization were $248 million in the third quarter versus $238 million in the second quarter 2009. The difference is primarily attributable to higher repair and maintenance costs and increased purchased energy usage.

“We were pleased to report a quarterly profit in this difficult economic environment,” said Bruce Smith, Chairman, President and CEO. “Although economic concerns persist in light of high unemployment rates and weak industrial activity, the West Coast region has remained in better balance to current demand as gasoline and diesel inventories remain near their 5-year average. We continue to view the West Coast as an attractive market in which to do business, especially with the increasing stability in gasoline demand we are experiencing through our retail channels.”

Capital Program Update

For the third quarter 2009, capital expenditures were $109 million, including turnaround spending. We expect to spend less than our announced capital budget of $600 million for the full year which includes $40 million for income improvement projects.

The Company’s initial 2010 capital budget estimate is $675 million, including approximately $50 million for income improvement projects.

“When we rolled out our 2009 business plan at the end of last year, we said that we intended to improve our cash position and cost structure. We are pleased with the progress we have made on expenses and our cash position has improved. We also stated that it was essential that we see improvement in the marketplace prior to allocating discretionary capital to our asset base. With cost improvements and a good cash balance, we now have an opportunity to begin modest funding of a portion of this program,” said Smith. “These organic growth projects have small capital requirements and average one to two year simple paybacks. We believe this is the appropriate time to selectively fund projects that will create value for the shareholders.”

Quarterly Dividend Update

Tesoro announced today that its Board of Directors has revised the quarterly cash dividend to $0.05 per share. The dividend is payable December 15th, 2009 to shareholders of record as of December 1st, 2009.

“While we ended the third quarter with adequate cash to fund our expected 2010 capital budget, the 40% reduction in West Coast margins from September to October has proven that even in times of stability, margins can be volatile. The reduction in our dividend puts us more in line with our historical yield, while allowing this capital to be re-deployed in support of our 2010 business plan, if necessary,“ said Smith.

Analyst and Investor Presentation

The Company will be holding an Analyst and Investor Presentation in New York City tomorrow, November 10, 2009 at 4:30 p.m. ET. Analysts and investors are invited to the Down Town Association in Lower Manhattan to attend the presentation, which will include an update on the 2009 improvement initiatives, the 2010 business plan and capital program. The presentation will be followed by a question and answer session and a cocktail reception with members of senior management. Because space is limited, reservations will be required to attend and accepted on a first-come, first-serve basis. Interested parties should contact Brad McMurray in the Investor Relations department via email at bradford.c.mcmurray@tsocorp.com or phone by calling 210-626-4676.

Public Invited to Listen to Analyst Conference Call

At 1:30 p.m. CT this afternoon, Tesoro will broadcast, live, its conference call with analysts regarding second quarter 2009 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com, or via phone by dialing (877) 485-3104 (international dial-in: (201) 689-8579), event ID 00334395. A telephone replay of the call will be available for one week, and may be accessed via phone by dialing (877) 660-6853 (international replay: (201) 612-7415 and entering passcode 334395.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes over 860 branded retail stations, of which over 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the market environment, and our expectations about our capital spending and our margin capture. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof."

TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues (a)	$4,742	$8,682	$12,203	$24,175
Costs and Expenses:
Costs of sales and operating expenses (a) (b)	4,492	8,049	11,536	23,351
Selling, general and administrative expenses	55	68	162	178
Depreciation and amortization	102	99	315	288
Loss on asset disposals and impairments	4	14	25	37
Operating Income	89	452	165	321
Interest and Financing Costs	(35)	(30)	(94)	(83)
Interest Income	-	2	3	5
Foreign Currency Exchange Loss	(3)	-	(13)	(8)
Other Income (c)	-	1	-	50

Earnings Before Income Taxes	51	425	61	285
Income Tax Provision	18	166	22	104
Net Earnings	$33	$259	$39	$181
Net Earnings Per Share:
Basic	$0.24	$1.89	$0.28	$1.33
Diluted	$0.24	$1.86	$0.28	$1.30
Weighted Average Common Shares:
Basic	138.2	137.1	138.0	136.6
Diluted	139.7	139.4	139.6	139.3
(a)	We have reclassified our gains and losses associated with our derivative instruments for the 2008 periods from “Revenues” to “Costs of sales and operating expenses” to conform to the 2009 presentation. The reclassifications totaled a $6 million loss and a $16 million gain during the three months ended September 30, 2009 and 2008, respectively, and losses of $61 million and $192 million during the nine months ended September 30, 2009 and 2008, respectively.
(b)	At both September 30, 2009 and 2008, reductions in petroleum inventories resulted in decreases of last-in-first-out ("LIFO") layers acquired at lower per-barrel costs. These inventory reductions resulted in decreases to costs of sales of $12 million during the three and nine months ended September 30, 2009 and $68 million and $146 million during the three months and nine months ended September 30, 2008, respectively.
(c)	Other income for the three and nine months ended September 30, 2008 represents refunds received from the Trans Alaska Pipeline System in connection with rulings by the Regulatory Commission of Alaska concerning our protest of intrastate pipeline tariffs set between 1997 and 2003.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating Income (Loss)
Refining	$84	$476	$268	$474
Retail	53	34	42	(5)
Total Segment Operating Income	137	510	310	469
Corporate and Unallocated Costs	(48)	(58)	(145)	(148)
Operating Income	89	452	165	321
Interest and Financing Costs	(35)	(30)	(94)	(83)
Interest Income	-	2	3	5
Foreign Currency Exchange Loss	(3)	-	(13)	(8)
Other Income (c)	-	1	-	50
Earnings Before Income Taxes	$51	$425	$61	$285

Depreciation and Amortization
Refining	$86	$83	$263	$239
Retail	10	10	29	32
Corporate	6	6	23	17
Depreciation and Amortization	$102	$99	$315	$288

Capital Expenditures
Refining	$91	$119	$250	$407
Retail	1	4	10	10
Corporate	4	7	31	24
Capital Expenditures	$96	$130	$291	$441

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	September 30,	December 31,
	2009	2008
Cash and Cash Equivalents	$534	$20
Total Assets	$8,244	$7,433
Total Debt	$1,839	$1,611
Total Stockholders' Equity	$3,238	$3,218
Total Debt to Capitalization Ratio	36%	33%

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REFINING SEGMENT
Total Refining Segment
Throughput (thousand barrels per day)
Heavy crude (d)	162	221	176	194
Light crude	361	364	342	380
Other feedstocks	41	37	37	35
Total Throughput	564	622	555	609

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	289	283	278	282
Jet fuel	79	82	70	80
Diesel fuel	113	158	115	144
Heavy oils, residual products, internally produced fuel
and other	115	132	124	133
Total Yield	596	655	587	639

Gross refining margin ($/throughput bbl) (e)	$9.59	$16.69	$10.04	$11.21
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$4.79	$5.24	$4.90	$5.29

Segment Operating Income ($ millions)
Gross refining margin (f)	$498	$955	$1,521	$1,869
Expenses
Manufacturing costs	248	300	743	883
Other operating expenses	69	88	205	234
Selling, general and administrative	7	8	19	29
Depreciation and amortization (g)	86	83	263	239
Loss on asset disposals and impairments (h)	4	-	23	10
Segment Operating Income	$84	$476	$268	$474

Refined Product Sales (thousand barrels per day) (i)
Gasoline and gasoline blendstocks	309	327	311	330
Jet fuel	92	94	83	95
Diesel fuel	129	164	123	146
Heavy oils, residual products and other	81	97	85	98
Total Refined Product Sales	611	682	602	669

Refined Product Sales Margin ($/barrel) (i)
Average sales price	$83.71	$131.21	$70.17	$124.68
Average costs of sales	76.47	117.83	61.72	114.43
Refined Product Sales Margin	$7.24	$13.38	$8.45	$10.25

(d)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.
(e)

Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. Gross refining margin per barrel is calculated by dividing gross refining margin by total refining throughput and may not be calculated similarly by other companies. Gross refining margin is calculated as revenues less costs of feedstocks, purchased refined products, transportation and distribution. Management uses manufacturing costs per barrel to evaluate the efficiency of refinery operations. Manufacturing costs per barrel is calculated by dividing manufacturing costs by total refining throughput and may not be comparable to similarly titled measures used by other companies. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

(f)	Consolidated gross refining margin totals gross refining margin for each of our regions adjusted for other costs not directly attributable to a specific region. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput times gross refining margin per barrel.
(g)	Includes manufacturing depreciation and amortization per throughput barrel of approximately $1.57 and $1.39 for the three months ended September 30, 2009 and 2008, respectively, and $1.63 and $1.35 for the nine months ended September 30, 2009 and 2008, respectively.
(h)	Includes a termination charge of $12 million during the nine months ended September 30, 2009, related to cancelling the purchase of equipment associated with a capital project at our Los Angeles refinery.
(i)	Sources of total refined product sales included refined products manufactured at the refineries and refined products purchased from third parties. Total refined product sales margin includes margins on sales of manufactured and purchased refined products and the effects of inventory changes.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Refining By Region
California (Golden Eagle and Los Angeles)
Throughput (thousand barrels per day) (j)
Heavy crude (d)	147	188	161	163
Light crude	63	66	61	77
Other feedstocks	25	19	23	21
Total Throughput	235	273	245	261

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	140	135	138	136
Jet fuel	17	19	17	19
Diesel fuel	47	83	53	70
Heavy oils, residual products, internally produced fuel
and other	53	59	59	55
Total Yield	257	296	267	280

Gross refining margin	$250	$458	$771	$1,016
Gross refining margin ($/throughput bbl) (e)	$11.54	$18.22	$11.54	$14.22
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$7.02	$7.47	$6.72	$7.51

Pacific Northwest (Alaska & Washington)
Throughput (thousand barrels per day) (j)
Heavy crude (d)	-	1	-	9
Light crude	145	148	127	148
Other feedstocks	10	13	9	9
Total Throughput	155	162	136	166

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	69	67	61	66
Jet fuel	33	35	26	32
Diesel fuel	26	32	23	32
Heavy oils, residual products, internally produced fuel
and other	32	34	30	41
Total Yield	160	168	140	171

Gross refining margin	$129	$205	$335	$372
Gross refining margin ($/throughput bbl) (e)	$9.08	$13.76	$9.04	$8.19
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$3.04	$3.79	$3.74	$3.94

Mid-Pacific (Hawaii)
Throughput (thousand barrels per day)
Heavy crude (d)	15	32	15	22
Light crude	51	40	53	48
Total Throughput	66	72	68	70

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	16	16	17	16
Jet fuel	19	18	18	19
Diesel fuel	12	11	11	11
Heavy oils, residual products, internally produced fuel
and other	20	28	24	26
Total Yield	67	73	70	72

Gross refining margin	$7	$80	$78	$30
Gross refining margin ($/throughput bbl) (e)	$1.05	$12.15	$4.17	$1.55
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$3.26	$3.45	$3.07	$3.23

(j)

We experienced reduced throughput due to turnarounds at the Alaska and Golden Eagle refineries during the 2009 second quarter, scheduled maintenance at the Washington refinery during the 2009 first quarter, and scheduled turnarounds at the Golden Eagle refinery during the 2008 first and second quarters and at the Washington refinery during the 2008 first quarter.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Mid-Continent (North Dakota & Utah)
Throughput (thousand barrels per day)
Light crude	102	110	101	107
Other feedstocks	6	5	5	5
Total Throughput	108	115	106	112

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	64	65	62	64
Jet fuel	10	10	9	10
Diesel fuel	28	32	28	31
Heavy oils, residual products, internally produced fuel
and other	10	11	11	11
Total Yield	112	118	110	116

Gross refining margin	$115	$213	$337	$448
Gross refining margin ($/throughput bbl) (e)	$11.50	$20.10	$11.64	$14.61
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$3.37	$3.12	$3.39	$3.42

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
RETAIL SEGMENT
Number of Stations (end of period)
Company-operated	387	391	387	391
Branded jobber/dealer	479	492	479	492
Total Stations	866	883	866	883

Average Stations (during period)
Company-operated	388	414	388	432
Branded jobber/dealer	483	495	487	488
Total Average Retail Stations	871	909	875	920

Fuel Sales (millions of gallons)
Company-operated	262	258	775	815
Branded jobber/dealer	83	76	229	211
Total Fuel Sales	345	334	1,004	1,026

Fuel Margin ($/gallon) (k) (l)	$0.28	$0.30	$0.19	$0.18
Merchandise Sales ($ millions)	$57	$60	$159	$171
Merchandise Margin ($ millions)	$14	$16	$39	$44
Merchandise Margin %	25%	27%	25%	26%

Segment Operating Income (Loss) ($ millions)
Gross Margins
Fuel (l)	$98	$99	$189	$181
Merchandise and other non-fuel margin	21	22	58	60
Total Gross Margins	119	121	247	241
Expenses
Operating expenses	51	56	153	170
Selling, general and administrative	5	7	21	19
Depreciation and amortization	10	10	29	32
Loss on asset disposals and impairments (m)	-	14	2	25
Segment Operating Income (Loss)	$53	$34	$42	$(5)

(k)	Management uses fuel margin per gallon to compare profitability to other companies in the industry. Fuel margin per gallon is calculated by dividing fuel gross margin by fuel sales volumes and may not be calculated similarly by other companies. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with U.S. GAAP.
(l)	Includes the effect of intersegment purchases from the refining segment at prices which approximate market.
(m)	Includes impairment charges related to a potential sale of 20 retail stations during the 2008 first quarter and the closure of 42 Mirastar stations during the 2008 third quarter.

CONTACT:
Tesoro Corporation
Investors:
Scott Phipps, 210-626-4882
Managing Director, Finance & Investor Relations
or
Media:
Lynn Westfall, 210-626-4697
SVP of External Affairs and Chief Economist